Translation for information purposes only
Exhibit 4.7
COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE
Société Anonyme with a share capital of 34,954,658 euros
Registered office: 1, rue Léon Migaux
91300 Massy
Evry Trade and Company Register No.: 969 202 241
FREE SHARE ALLOCATION
OF COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE
GENERAL REGULATIONS
Board of Directors’ Meeting of May 11, 2006

1 Framework of the free share allocation
1.1	Context and general principle of free share allocation

The purpose of these rules is to manage the free share allocation scheme implemented for the benefit of certain of the staff members and executive management of Compagnie Générale de Géophysique (hereinafter “CGG” or the “Company”) and of Affiliated Companies[1] (hereinafter the “Beneficiaries”).

This regulation allows the Beneficiaries to receive one or several free shares of CGG (the “Allocation”), whose stock is currently listed on the Eurolist compartment A of Euronext-Paris (hereinafter the “CGG Shares”) under the terms stated by the regulation of the Autorité des Marchés Financiers (French Securities Commission).

The CGG Shares are effectively allocated only at the later of those two dates: either 11 May 2008 or the date of the general meeting of shareholders convened to approve the 2007 financial statements (hereinafter the “Allocation Period”), provided that the allocation conditions and criteria established by the Board of Directors are observed on that allocation date. During the Allocation Period, the Beneficiaries are not the owners of the CGG Shares. The Beneficiaries can become the owners of the CGG Shares only after the final allocation thereof, at the end of the Allocation Period (hereafter the “Final Allocation”). The date of the Final Allocation marks the starting point of the retention period of two years during which the Beneficiaries are formally forbidden to sell the CGG Shares allocated to them (hereinafter the “Retention Period”).

Beneficiaries are reminded that the change in the price of the CGG Shares and, consequently, the acquisition capital gain and the potential sale capital gain obtained through the sale of said CGG Shares at the end of the Retention Period, will largely depend on the Company’s performance and especially on its financial results. The Beneficiaries are thus linked with the Company’s performance through the change in share value.

The financial benefit obtained through the Allocation of CGG free Shares is related to a special tax and social contribution advantage (see paragraph 6 below). Beneficiaries should find out the tax status that applies to them on the relevant date.

1.2	Please note that, if need be, this Allocation of CGG Shares is an offer reserved to the Beneficiaries restrictively designated by the Board of Directors and consequently does not represent an offer made to the public.

Nothing in this plan forms part of the contract of employment of a Beneficiary. The rights and obligations arising from the employment relationship between the Beneficiary and the Company or its Affiliated Companies are separate from, and are not affected by, this plan. Participation in the regulation does not create any right to, or expectation of, continued employment.

[1]	“Affiliated Companies” means any company or economic interest group which has a direct or indirect affiliation with the Company:

- a company or economic interest group in which the Company owns, directly or indirectly, at least 10% of the capital or voting rights;

- a company or economic interest group which owns, directly or indirectly, at least 10% of the capital or voting rights of the Company;

- a company or economic interest group in which at least 50% of the capital or voting rights are owned, directly or indirectly, by a company that owns, directly or indirectly, at least 50% of the capital or voting rights of the Company.

1.3	Legal framework

This regulation to allocate CGG Shares is subject to the French legal and regulatory provisions in effect on the date hereof, that govern free share allocation schemes, namely articles L.225-197-1 et seq. of the commercial code and articles 212-4 and 212-5 of the general regulation of the Autorité des Marchés Financiers.

1.4	Authorisation of the Extraordinary Shareholders’ Meeting of May 11, 2006

Pursuant to these provisions, the Company’s Extraordinary Shareholders’ Meeting held on 11 May, 2006 adopted a nineteenth resolution authorizing the Board of Directors to proceed with the Allocation of free CGG Shares for the benefit of the employees of CGG and/or of the Affiliated Companies within the meaning of article L225-197-2 of the commercial code or of certain categories of the latter, as well as for the benefit of the officers and directors of the Company and of the Affiliated Companies, defined by the law under the terms of article L 225-197-1 et seq. of the commercial code.

1.5	Decision to grant free shares

1.5.1	The Board of Directors, which may, at any time, within the limits of the authorisation granted to it by the Extraordinary Shareholders’ Meeting, decide to grant free shares to one or several Beneficiaries, decided on 11 May 2006 to allocate CGG Shares to the Beneficiaries under the terms and conditions described in this plan. This Allocation decision represents the starting date of the Allocation Period.

1.5.2	The Beneficiaries of the Allocation that has been conducted pursuant to this plan need not make any payment to the Company.

1.5.3	Individual ceiling: no CGG Share can be freely allocated to the staff members, employees or executive managers (Chairman of the Board of Directors, managing director, deputy managing director or Chief Executive Officer) who own more than 10% of the share capital of the Company or who would own more than 10% of the share capital after the Allocation.

1.6	Indicative schedule for the operation

11 May 2006	Board of Directors’ Decision
11 May 2008	Final Allocation of CGG Shares
11 May 2010	Expiration of the Retention Period of CGG Shares allocated
This schedule is purely indicative and is based on the assumption that the CGG annual general meeting convened to approve the 2007 financial statements is held before 11 May 2008. If this is not the case, the date of the Final Allocation shall be the date of such shareholder’s meeting. The Retention Period shall consequently expire two years after the date of such meeting.

2	Characteristics of the free Allocation of CGG Shares

2.1	Maximum number of CGG Shares to be allocated

The CGG Shares freely allocated to the Beneficiaries will either be new shares to be issued, or existing shares owned by the Company.

Pursuant to the nineteenth resolution approved by the extraordinary shareholders’ meeting held on May 11, 2006, the total number of CGG Shares allocated to Beneficiaries may not exceed 1% of the share capital existing on the date on which the Board of Directors decides to allocate the Shares, subject to the adjustments provided in section 7 and in Appendix 1. In this scope, on May 11, 2006, the Board of Directors decided to allocate 53,200 CGG Shares.

2.2	Potential capital increase as a result of the allocation decision of the Board of Directors on May 11, 2006.

In case of a free share allocation of 53,200 CGG shares performed entirely through an issue of new CGG Shares, the nominal amount of the resulting capital increase would be 106,400 euros (before any adjustments)

In case of an allocation performed entirely through an issue of new CGG Shares, the Board of Directors has decided to debit 106,400 euros from the “Other reserves” account or any other available reserve account and allocate it to a special reserve account. This amount corresponds to the par value of the shares to be issued.

2.3	Allocation of CGG Shares and commitment of the Beneficiaries

The Board of Directors’ decision to freely allocate CGG Shares represents an irrevocable commitment of the Company in favour of the Beneficiaries.

Beneficiaries will be individually notified of the Allocation by the Chairman acting through a Board of Directors’ delegation.

Eligible Beneficiaries will be informed of the special conditions applicable to the free Allocation of CGG Shares by letter, sent to their home address or delivered to them by hand, which will state:

-	the number of CGG free Shares freely allocated to them;
-	the term of the Allocation Period;
-	the term of the Retention Period;
-	the conditions and criteria which need to be satisfied for the Allocation to become final at the end of the Allocation Period;
-	any other obligation concerning them;
-	the general terms and conditions of the regulation;
-	their right to accept or refuse the free Allocation of CGG Shares through a receipt confirmation form or a receipt refusal form that must be returned to the Company at the latest by 30 July 2006, to which a second form will be attached, containing a commitment to observe the Retention Period.

A copy of this plan will be attached thereto.

Beneficiaries will have to inform the Company of their choice (acceptance or refusal) with respect to the Allocation of CGG free Shares, by returning to the Company, before 30 July 2006, at their option:

-	the receipt confirmation form, amounting to formal acceptance of all terms and conditions of this plan and commitment to observe the Retention Period;
-	the refusal confirmation form duly completed and signed.
Should they fail to respond by 30 July 2006, they will be deemed to have accepted.

3	Conditions for the Free Allocation of CGG Shares and Beneficiaries’ rights during the Allocation Period

3.1	Duration of the Allocation Period

Beneficiaries will take advantage of the Final Allocation of CGG Shares and become the owners of the free CGG Shares after the expiration of the later of those two dates: either 11 May 2008 or the date of the general meeting of shareholders convened to approve the 2007 financial statements, and subject to presence condition set forth in paragraphs 3.2.1. being met and the Board of Directors’ finding that the performance conditions mentioned in paragraph 3.2.2 have been met.

3.2	General conditions and final allocation criteria

The free Allocation of CGG Shares to Beneficiaries will become final only on the date mentioned above and subject to:
- the observance of the presence conditions mentioned below;

- the fulfilment of the performance conditions mentioned below.
3.2.1	Presence conditions

3.2.2.1	Employee, or officer (mandataire social) of the Group

The free Allocation of CGG Shares to Beneficiaries is strictly related to a persons capacity as employee or officer of CGG or of the Affiliated Companies of CGG (CGG and the Affiliated Companies of CGG are jointly designated hereafter as the “Group”).

The Final Allocation of free CGG Shares is consequently reserved for any Beneficiary (employee or officer) designated during the initial Allocation, linked to CGG or to an Affiliated Company through an employment contract or a corporate appointment in effect on the Final Allocation date.

In case of termination of the employment contract or corporate appointment of the Beneficiary, for any reason whatsoever, effective before the end of the Allocation Period, the Beneficiary will lose any right to the Final Allocation of the CGG Shares.

3.2.2.2	Exceptions
•	Notwithstanding the provisions of paragraph 3.2.1 (a) above, should the loss of the capacity of an employee or officer of the Group during the Allocation Period be due to one of the following reasons, the CGG free Shares allocated will be treated as follows:

•	Retirement or early retirement: Beneficiaries retain their right to the CGG Shares, even though they are no longer bound by an employment contract, but they remain subject to the other conditions of this plan.

•	Death: pursuant to the provisions of article L.225-197-3 of the commercial code, the successors or beneficiaries (ayant-droits) of the Beneficiaries, may, if they so desire, request the Allocation of CGG Shares within six months of the date of death.

Upon the expiration of this six (6) month-term, the successors or beneficiaries of the Beneficiary will definitively lose the right to request the Allocation of CGG Shares.

In any case, the Final Allocation of CGG Shares will take place only upon the expiration of the Allocation Period, subject to the observance of the collective performance conditions.

•	2nd and 3rd category disability, within the meaning of article L.341-4 of the Social Security code: Beneficiaries may preserve their right to the free Allocation of CGG Shares, but they will remain subject to the other conditions of this plan.

•	An Affiliated Company leaving the Group, if the Beneficiary is the employee or officer of such company: the benefit of the right to the free Allocation of CGG Shares is maintained by the Beneficiary, but will be subject to the other terms and conditions of this plan.

•	Termination for economic reasons: the Beneficiaries keep the benefit of the right to the free Allocation of CGG Shares, but they will be subject to the other conditions of this plan.
3.2.2	Performance conditions

In addition to fulfilling the presence condition set forth in paragraph 3.2.1, the free Allocation of CGG Shares shall become final provided the performance conditions set forth below are complied with. Such performance conditions shall be determined under constant accounting principles. The fulfilment of each of these performance conditions will entitle each Beneficiary to be allocated on a final basis half of the number initially allocated to such Beneficiary for each performance condition fulfilled.

3.2.2.1	Achievement of an annual consolidated average net earning per share of €7.30 for the fiscal years ended on December 31, 2006 and 2007 (the “Period”)

The fulfilment of such condition shall be determined on the basis of the consolidated financial statements of each fiscal year of the Period as approved by the Annual General Meeting of Shareholders.

The net earning per share shall be calculated for each fiscal year of the Period by dividing net consolidated income attributable to shareholders by the weighted average number of shares outstanding over each fiscal year of the Period. For the purposes of such calculation, any variation of the Convertible bonds 7.75% November 4, 2004 / November 4, 2012 as shown in the consolidated statement of operations on the line “variance on derivative convertible bonds” shall be excluded from the income.

Net earning per share over the Period shall be the average net earning per share of both fiscal years of the Period calculated as described above.

This condition may be revised in case of a stock-split or reverse stock-split of CGG Shares.

3.2.2.2	Achievement of an average annual pre-tax rate of return on capital employed over the Period (the “Return Rate”) at the Group level, or the Services segment level or the Products segment level depending on the sector to which each beneficiary is assigned

The average annual pre-tax rate of return on capital employed shall be determined at Group level, Services segment level or Products segment level (hereinafter collectively the “Sectors” and individually the “Sector”), depending on the Sector to which each Beneficiary respectively belongs.

The Sector to which any beneficiary belongs shall be determined as of the date of this plan, i.e. May 11, 2006.

The average annual pre-tax rate of return on capital employed to be achieved for each Sector shall be:
•	22% at Group level

•	15% at Services segment level

•	50% at Products segment level.
The fulfilment of such conditions shall be determined on the basis of the consolidated financial statements of each fiscal year of the Period as approved by the Annual General Meeting of Shareholders.

The Return Rate of each sector for each fiscal year of the Period shall be calculated by dividing the operating income of the Sector (including Argas contribution for the Services segment and the Group) by the average capital employed of the fiscal year of the considered Sector.

The Return Rate of the Period shall be the average return rates of both fiscal years of the Period calculated as described above.

3.2.2.3	Determination of the fulfilment of the performance conditions and consequence on Final Allocation of the CGG free Shares.

The Allotment of the portion of the CGG free Shares corresponding to the fulfilment of each performance condition shall be final, subject to fulfilment of the presence condition provided by paragraph 3.2.2, upon fulfilment of 100% or more of such performance condition.

In the event either performance condition is not a 100% or more fulfilled but is fulfilled by at least two-thirds, the corresponding portion of the CGG Shares corresponding to the fulfilment of such condition shall be calculated on a prorata basis, on a linear scale decreasing from a 100% to 50%. (see example in Appendix 2). If the CGG Shares are not a whole number, their numbers shall be rounded down to the nearest whole number.

In the event one performance condition is not fulfilled up to two-thirds, the corresponding portion of the CGG Shares corresponding to the fulfilment of such condition shall not be allocated. Should both performance conditions not be fulfilled up to two-thirds, no CGG Shares will be allocated.

3.2.2.4	Change of perimeter further to one or several external growth transactions

In the event of a change of perimeter further to one or several external growth transactions (acquisition of companies or assets, merger, asset contribution from third parties) resulting in an increase of the revenues greater than 25% over the Period, the CGG Shares shall be finally allocated to each Beneficiary upon fulfilment of the performance condition set forth in paragraph 3.2.1 only and of the presence conditions set forth in paragraph 3.2.1.

3.3	Delivery of CGG Shares

At the end of the Allocation Period, i.e. on 11 May 2008 (or at such date as mentioned in paragraph 3.1.), the Company, subject to the Beneficiary’s observance of the acquisitions conditions and criteria established by the Board, will transfer to the Beneficiary the number of CGG Shares established by the Board according to the formula mentioned below.

The Beneficiary becomes the owner of the CGG Shares and thus a shareholder, but is obliged to keep the CGG Shares during the Retention period established by the Board.

4	Rights and obligations attached to the CGG Shares finally allocated during the Retention Period

4.1	Type and category of CGG Shares allocated

The CGG Shares will entitle a Beneficiary, as of the Final Allocation, to all the rights attached to the common stock that comprises the share capital of CGG on the date this plan is established, except for the special case of dividends described in paragraph 4.2.2 below.

4.2	Right attached to the CGG Shares allocated.

4.2.1	They will be subject to all the provisions of the by-laws and to the decisions of the Shareholders’ Meeting.

4.2.2	Despite the restriction on transfer of the CGG Shares (as indicated in paragraph 4.3), the Beneficiary of a Final Allocation can, during the Retention Period, exercise, like any other Beneficiary, the rights attached to the Shares allocated, and in particular:
- the pre-emptive subscription right;

- the information right;

- the right to participate in the shareholders’ meetings;

- the right to vote;

- the right to dividends and potential non-appropriated reserves, if any,
The CGG Shares allocated after the decision to distribute dividends taken by the shareholders’ meeting approving the financial statements for year N will carry rights to dividends only as of the date of the decision to distribute dividends taken by the shareholders’ meeting approving the financial statements closed in year N+1.

4.2.3	Each new share carries rights to the ownership of corporate assets, distribution of profits, and liquidation premium in proportion to the share capital that it represents, taking into account, if applicable, the amortized and non-amortized or paid-up and non-paid-up capital, the par value of the shares and the rights of shares of different categories. 4.3 Non-transferability of CGG Shares during the Retention Period

The CGG Shares shall be non-transferable prior to the expiration of the Retention Period, i.e. until 11 May 2010 (or such date as is set out in paragraph 3.1).

Each Beneficiary undertakes to retain such shares and may not convert them to bearer form for a period of two years after the CGG Shares have been effectively allocated at the conclusion of the Allocation Period, i.e., until 11 May 2010 (or such date as is mentioned in paragraph 3.1).

Therefore, the Beneficiary may not transfer, assign (by any means, including in case of public offering contribution, donation, company contribution, etc.) or convert to bearer shares the allocated CGG Shares until after the expiration of the retention term set forth above.

4.4	Form of the allocated CGG Shares

The new CGG Shares must be registered in an account opened, in the name of their owner, in the registers of the Company with a specific indication of their non-transferability; such registration to be performed in accordance with the terms and conditions stipulated by all regulatory and legal provisions in effect.

4.5	Listing of the CGG Shares

The new CGG Shares issued for the purposes of this plan shall be included in a combined application for admission trading on Eurolist Euronext Paris.

They shall be traded on the same line as the existing CGG Shares at the conclusion of the Retention Period.

5	CGG Shares after the Retention Period

After the Retention period, the CGG Shares shall become available and the Beneficiary shall be able to transfer them freely.

However, since these shares are listed for trading on a regulated market and in order to avoid any insider trading risk, the CGG Shares cannot be transferred during any “blackout period” as set forth below pursuant to section L. 225-197-1, I, paragraph 3 of the French Commerce Code:
- Within ten trading sessions preceding and following the date on which the Company’s annual consolidated financial statements are published;

- Within a period from the date on which the corporate bodies of the Company became aware of information that, if it were disclosed, could have a negative effect on the price of the stock of the Company, and the date ten stock exchange trading sessions following when such information was disclosed.
6	Tax treatment applicable to Beneficiaries who are French residents

This presentation of tax treatments is provided for informational purposes. It corresponds to the French legislation in effect as at the date when this plan was issued. The

Beneficiary shall note that as at the date hereof, the French tax administration had not yet commented on the tax treatment laid down by the law.

The Beneficiary shall be responsible for learning about any amendments to the applicable tax treatment.

6.1	Capital gain from the acquisition

The capital gain from the acquisition, which is equal to the value of the CGG Shares as at the date of the Final Allocation, shall be taxed at a flat rate of 30%.

The Beneficiary may however elect to have the capital gain from the acquisition taxed as income in accordance with the regulations applicable to salaries and wages.

The capital gain from the acquisition shall then be subject to social security contributions at a total effective rate currently set at 11% (“Social Security Contributions”), i.e., a 8.2% generalized social security contribution (“CSG”), a 0.5% social security deficit contribution (“CRDS”), a 2% social security contribution, and a 0.3% supplemental social security contribution.

The capital gain from the acquisition shall be taxed in the year in which the CGG Shares were sold.

6.2	Capital gain on the disposal

The capital gain on the disposal, which corresponds to the difference between the disposal price of CGG Shares and their value as at the Final Allocation date shall be taxed in accordance with the general tax treatment of capital gains on the disposal of marketable securities at the total effective rate currently set at 27% (or 16% plus Social Security Contributions at 11%).

The capital gain on disposals shall only be taxed if the Beneficiary and the Beneficiary’s tax unit have realized disposals of marketable securities for an amount exceeding a threshold currently set at 15,000 euros in the course of the calendar year in question.

Any capital losses on disposals shall be chargeable to the capital gains on the disposal of other marketable securities realized by the taxpayer for the same year and the ten years thereafter.

6.3	Wealth tax

Subject to comments from the tax administration, the CGG Shares should, as at their Final Allocation, be included in the basis for the calculation of the wealth tax.

7	Preservation of Beneficiaries’ rights in case of financial transactions

Whenever the Company wishes to perform, in the course of the Allocation Period, any financial transactions affecting the number and value of the CGG Shares (as determined by reference to its market price at the opening of trading as of 11 May 2006), it shall take all necessary measures in order to preserve the rights of the Beneficiaries by adjusting the number of CGG Shares that could be freely allocated to them at the conclusion of the Allocation Period in accordance with the methods listed below.

These measures are comparable to those provided by the laws and regulations pertaining to the protection of the rights of Beneficiaries of stock purchase or subscription options.

Such adjustment shall be made with a view to making equivalent, to the nearest hundredth of a share, the value of the CGG Shares that shall be allocated after the execution of the envisaged transaction and the value of the CGG Shares allocated prior to the execution of the transaction. If the CGG Shares are not a whole number, their number shall be rounded down to the nearest whole number.

Should the Company perform a transaction requiring that the rights of the Beneficiaries be preserved, the Company shall inform the Beneficiaries thereof by registered mail no later than the day prior to the beginning of such transaction. After each adjustment, the new number of allocated CGG Shares shall be communicated to the Beneficiaries by registered mail.

In case of adjustment, the Board of Directors of the Company shall report on the calculation details and results for such adjustment in its next annual report.

Should the Company perform transactions for which an adjustment has not been performed under this paragraph and should subsequent legislation or regulations set forth an adjustment, the Company shall perform such adjustment in accordance with applicable legal or regulatory provisions and with the practices in this matter on the main market on which the Company’s shares are listed for trading.

The calculation methods applicable to such adjustment, if any, based on the type of transaction concerned are presented in Appendix 1.

8	Reduction of beneficiaries’ rights in case of a capital decrease due to losses

In case of a capital decrease due to losses realized by a decrease either in the par value of CGG Shares or in the number thereof, the rights of the Beneficiaries shall be reduced accordingly as if the Beneficiaries had been shareholders prior to the date on which the capital decrease became final.

9	Amendment of this plan and of the individual terms and interpretation

This plan may be amended by the Board of Directors if new legislation would have an unfavourable impact on the Company or on the Company’s financial statements or would increase the cost of such a plan for the Company.

Subject to the scenarios set forth in the paragraph above, no amendment that could affect the rights of the Beneficiaries may be made to this plan.

Furthermore, the Board of Directors is responsible for interpreting the provisions of this plan, as needed.

This plan shall prevail in case of conflict of interpretation between the letter with the announcement of the free issue and the plan itself.

Appendix 1
Adjustment methods for financial transactions
affecting the rights of the Beneficiaries
The following adjustments shall be made should CGG perform a financial transaction such as those listed below except if the law, as it may be amended, should set forth a different adjustment mechanism in which case the latter shall prevail:
(a)	Should shares of stock carrying pre-emptive subscription rights be issued, the new number of CGG Shares that could be allocated to each Beneficiary at the conclusion of the Allocation Period shall be equal to the product of the number of CGG Shares allocated prior to the beginning of the transaction and the following adjustment factor:

1+	Value of the pre-emptive subscription right

Value of the CGG Share after the pre-emptive
subscription right has been detached
For the calculation of this adjustment factor, the value of the pre-emptive subscription right and the value of the CGG Share after the pre-emptive subscription right has been detached shall be determined based on the average of the prices quoted on the market during all the trading sessions included in the subscription period.

(b)	In case of a free allocation of CGG Shares to shareholders, the new number of CGG Shares that could be allocated to each Beneficiary at the conclusion of the Allocation Period shall be equal to the product of the number of CGG Shares allocated prior to the beginning of this transaction and the following adjustment factor:

1 +	Number of Shares to which each old CGG Shares are
entitled
(c)	In case of distribution of reserves or premiums, in cash or in kind, the new number of CGG Shares that could be allocated to each Beneficiary at the end of the Allocation Period shall be equal to the product of the number of CGG Shares allocated prior to the beginning of the transaction and the following adjustment factor:

1/ [1 – (amount per CGG distribution shares / CGG
Share value prior to the distribution)]
For the calculation of this adjustment factor, the value of the CGG Shares prior to the distribution shall be equal to the weighted average price of the last three trading sessions preceding such distribution.

Example:

Thus, if the value of a CGG Share prior to the distribution was equal to 100, the distribution of reserves or premiums of 15 would lead to the adjustment of the number (N) of CGG Shares that are part of the free allocation by multiplying it by 1/ [1-(15/100)] = 1.176. Globally, the result would offset the impairment of the free CGG Shares as a result of the distribution since: N x 100 = N x 1.17 x (100-15 = 85).

(d)	Should an amendment be made to profit appropriation, the new number of CGG Shares that could be allocated to each Beneficiary at the conclusion of the Allocation Period shall be equal to the product of the number of CGG Shares allocated prior to the beginning of the transaction and the following adjustment factor:

1/ [1 –((decrease in the right to dividends per share /
value of the CGG Share prior to this amendment)]
For the calculation of this adjustment factor, the value of the CGG Shares prior to the amendment shall be equal to the weighted average price of the last three trading sessions preceding such amendment.

(e)	In case of repayment of capital, the new number of CGG Shares that could be allocated to each Beneficiary at the conclusion of the Allocation Period shall be equal to the product of the number of CGG Shares allocated prior to the beginning of the transaction and the following adjustment factor:

1/1 -	1/ [1- (amount per CGG Shares for the repayment /
value of the CGG share prior to the repayment)]
For the calculation of this adjustment factor, the value of the CGG Shares prior to the repayment shall be equal to the weighted average price of the last three trading sessions preceding such repayment.

(f)	In case of the consolidation of the Company into another company or in case of a merger with one or more other companies to form a new company or in case of a spin-off, the Beneficiaries may exercise their rights in the company resulting from such merger or in the company or companies resulting from such spin-off.

The new number of CGG Shares that could be allocated to each Beneficiary at the end of the Allocation Period shall be determined by adjusting the number of CGG Shares planned for allocation prior to the beginning of the transaction in light of the exchange ratio of CGG Shares against the CGG Shares of the consolidating company or against the Shares of the company or companies resulting from the spin-off.

Such company or companies would have subrogated as of right the Company in its obligations to the Beneficiaries, namely for the application of the provisions of this paragraph intended to preserve the rights of the Beneficiaries in case of financial transactions.

(g)	Should the Company purchase its own Shares at an acquisition price exceeding the stock market price, the new number of CGG Shares that could be allocated to each Beneficiary at the conclusion of the Allocation Period shall be equal to the product of the number of CGG Shares allocated prior to the beginning of the transaction and the following adjustment factor:

1 + Pc % x	Acquisition price – Share Value

Share Value
For the calculation of this adjustment factor, the value of the CGG Shares shall be equal to the weighted average price of the last three trading sessions preceding the acquisition or the acquisition right where “Pc%” means percentage acquired capital.
(h)	In case of a reverse stock split of CGG Shares, the new number of CGG Shares that could be allocated to each Beneficiary at the conclusion of the Allocation Period shall be equal to the product of the number of CGG Shares allocated prior to the beginning of the transaction and the following adjustment factor:

Number of CGG Shares comprised in the capital
after the reverse split

Number of CGG Shares comprised in the capital
prior to the reverse split
(i)	In case of an increase of the par value of CGG Shares, the par value of the CGG Shares that could be obtained by the Beneficiaries shall be increased accordingly.
(j)	In case of a free issue of financial instrument(s) other than CGG Shares, the new number of CGG Shares that could be allocated to each Beneficiary at the conclusion of the Allocation Period shall be determined as follows:
•	If the free subscription right is quoted, the new number of CGG Shares that could be allocated to each Beneficiary at the conclusion of the Allocation Period shall be equal to the product of the number of CGG Shares allocated prior to the beginning of the transaction and the following adjustment factor:

1 +	Value of the free subscription right

Value of the CGG Share after the free
subscription right has been detached
For the calculation of this adjustment factor, the value of the subscription right and the value of the CGG Share prior to detaching the free subscription right shall be determined based on the weighted average price of the first three trading sessions on the Eurolist market of Euronext after the free subscription right has been detached.

•	If the free subscription right is not quoted, the new number of CGG Shares that could be allocated to each Beneficiary at the conclusion of the Allocation Period shall be equal to the product of the number of CGG Shares allocated prior to the beginning of the transaction and the following adjustment factor:

Value of the allocated financial
1 +	instrument(s)

Value of the CGG Share after the free
subscription right has been detached
For the calculation of this adjustment factor, the value of the financial instrument(s) allocated and the value of the CGG Shares after the free subscription right has been detached shall be determined based on the weighted average of the prices of the first three trading sessions on the Eurolist market of Euronext after the free subscription right has been detached.

Absent a quotation of the financial instrument(s) allocated on a regulated market of Euronext Paris S.A., their value shall be determined as stated above, by reference to the main regulated or similar market on which it is (they are) quoted. Failing that, their value shall be determined by an internationally recognised expert designated by the Company, whose opinion shall not be subject to appeal.

Annexe 2
Example of free allocation of CGG shares at the end of the Allocation period (paragraph 3.2)
For a beneficiary fulfilling the presence condition set forth in paragraph 3.2.1 upon Final Allocation, belonging to the Services segment and having been allocated a maximum number of 150 CGG shares on May 11, 2006, the rules governing the fulfilment of the performance conditions will apply as follows :
a)	Achievement of an annual consolidated average net earning per share of €7.30, for fiscal years ended on December 31, 2006 and on December 31, 2007 (the “Period”) corresponding to a maximum allocation of 75 CGG Shares (see paragraphs 3.2.2.1 and 3.2.2.3).

The net earning as calculated over the Period:
-	equals or exceeds €7.30: 75 shares are allocated.

-	is less than €7.30 but exceeds € 4.86 (corresponding to a fulfilment of the condition up to two-third – see paragraph 3.2.2.3) : the number of CGG shares allocated is reduced and calculated on a linear scale decreasing from 100% to 50%, i.e. the number of shares allocated on a final basis will range from 74 to 38. For example, if the net earning as calculated amounts to € 6.50, then 62 shares will be allocated.

-	equals € 4.86: 37 shares will be allocated.

-	is less than €4.86: no shares will be allocated.
b)	Achievement of an average annual pre-tax rate of return on capital employed over the Period of the Services Segment of 15%, (the “Rate of Return”), corresponding to a maximum allocation of 75 CGG Shares (see paragraphs 3.2.2.1 and 3.2.2.3).

The Rate of Return as calculated over the Period:
-	equals or exceeds 15,00%: 75 shares are allocated.

-	is less than 15,00% but exceeds 10,00% (corresponding to a fulfilment of the condition up to two-third – see paragraph 3.2.2.3): the number of CGG shares allocated is reduced and calculated on a linear scale decreasing from 100% to 50%, i.e. the number of shares allocated on a final basis will range from 74 to 38. For example, if the Rate of Return as calculated amounts to 11.20%, then 46 shares will be allocated.

-	equals to 10,00% : 37 shares will be allocated.

-	is less than 10,00% : no shares will be allocated.